RULES 424(b)(3) AND 424(c)
                                                      REGISTRATION NO. 333-05101

                          AMENDED PROSPECTUS SUPPLEMENT
                              DATED OCTOBER 8, 1998
                        TO PROSPECTUS DATED JUNE 9, 1997



                      HOSPITALITY WORLDWIDE SERVICES, INC.



THE ATTACHED PROSPECTUS FOR HOSPITALITY WORLDWIDE SERVICES, INC. (THE "COMPANY") IS HEREBY SUPPLEMENTED AS FOLLOWS:

         The party listed below (the "Transferor"), which is listed herein as a Selling Shareholder, has assigned and transferred to the parties listed below (the "Transferees") the number of shares of the Company's common stock set forth opposite their names below (the "Shares").

                                               Number of Shares of Common
                                              Stock Issuable Upon Exercise
                Name of Transferor                     of Options
                ------------------            --------------------------------

                Watertone Holdings, L.P.              1,100,000

         The following table sets forth certain information with respect to the Transferees and shall be added to the Selling Shareholders table beginning on page 6 herein. Except as otherwise stated herein, none of the Transferees is an affiliate of the Company nor has any had a material relationship with the Company during the past three years.


                                         No. of Shares                             Shares Beneficially Owned
                                        of Common Stock           No. of          After Offering/Percantage of
                                     Beneficially Owned at        Shares          Class to be Owned After the
                Name                    April 9, 1998(1)          Offered        Completion of the Offering (1)
-----------------------------------  ----------------------  ----------------- ---------------------------------

Gunter Arzberger....................              6,435               6,435                   0/0
Bill Bard...........................              6,435               6,435                   0/0
Shlomo Ben-Hamoo....................                644                 644                   0/0
Daryl Cramer........................              1,609               1,609                   0/0
Kenneth Cramer......................              3,218               3,218                   0/0
Independent Trust Corp. f/b/o
  Philip Datlof, M.D................             38,610              38,610                   0/0
Paul deBary.........................             38,610              38,610                   0/0
Stephen Goldberg....................             10,618              10,618                   0/0
Leonard Parker......................            271,435               6,435               265,000/2.2%
Burt Bloom..........................              3,218               3,218                   0/0
Steven Schwimmer....................              3,218               3,218                   0/0


                                         No. of Shares                             Shares Beneficially Owned
                                        of Common Stock           No. of          After Offering/Percantage of
                                     Beneficially Owned at        Shares          Class to be Owned After the
                Name                    April 9, 1998(1)          Offered        Completion of the Offering (1)
-----------------------------------  ----------------------  ----------------- ---------------------------------

Dean Witter Reynolds, Inc. C/F
  Mr. Bruce Rosen, PSP..............              6,435               6,435                   0/0
Richard J. Rose, M.D. UTA
  Charles Schwab & Co., Inc.
  IRA Rollover DTD 5/8/96...........             38,610              38,610                   0/0
Kimi Sato...........................              6,435               6,435                   0/0
Robert Berman.......................         687,085(3)             474,085               213,000/1.8%
Alan G. Friedberg...................            118,181             118,181                   0/0
Guillermo Montero...................         406,939(4)             181,939               225,000/1.9%
Scott Kaniewski.....................         100,423(5)              90,090                 10,333/*
Philip Berman.......................             32,175              32,175                   0/0
Larry Friedberg.....................             10,000              10,000                   0/0
Sheryl Smul.........................             10,000              10,000                   0/0
Watermark Investments Limited
  LLC...............................             13,000              13,000                   0/0

         * Less than 1%
-------------
(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of shares of Common Stock beneficially owned was determined in accordance with Rule 13-3(d) of the Exchange Act.
(2) Assumes that all Common Stock offered by the Selling Shareholders is sold.
(3) Consists of (i) 474,085 shares of Common Stock held individually by Mr. Berman; (ii) 200,000 shares of Common Stock held by the Transferor as to which Mr. Berman is attributed beneficial ownership pursuant to Rule 13d-3 ("Rule 13d-3") of the Securities Exchange Act of 1934 (the "Exchange Act"); and (iii) 13,000 shares of Common Stock held by Watermark Investments Limited, LLC ("Watermark") as to which Mr. Berman is attributed beneficial ownership pursuant to Rule 13d-3 of the Exchange Act. As the sole manager of Watermark, the general partner of the Transferor, Mr. Berman has the sole power to vote and dispose of the 200,000 shares held by the Transferor. Mr. Berman disclaims beneficial ownership of all shares held by the Transferor, other than those shares deemed to be beneficially owned by him pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act.
(4) Consists of (i) 181,939 shares of Common Stock held individually by Mr. Montero; and (ii) 225,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Montero. Does not include 19,792 shares of Common Stock held by Mr. Montero's wife Maria Elizabeth Leon, as to which Mr. Montero disclaims beneficial ownership pursuant to Rule 16a-1(a)(2)(ii)(A) of the Exchange Act.
(5) Consists of (i) 92,090 shares of Common Stock held individually by Mr. Kaniewski; and (ii) 8,333 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Kaniewski.

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